Exhibit 99.1
Company Contacts:

Victoria M. Holt	Randy C. Martin
President and Chief Executive Officer	Executive Vice President and Chief Financial Officer
(314) 721-4242	(314) 721-4242
For Immediate Release Monday, December 13, 2010
SPARTECH ANNOUNCES FOURTH QUARTER RESULTS

St. Louis, Missouri, December 13, 2010 — Spartech Corporation (NYSE:SEH), a leading producer of plastic sheet, compounds, and packaging products, announced today operating results for its 2010 fourth quarter.
Fourth Quarter 2010 Results
•	Net sales were $259.6 million, up 7% from the prior year fourth quarter, reflecting a slight increase in volume and the effects of higher prices due to the pass through of higher raw material costs. An increase in sales volume from modest recovery in many of our markets was offset by lower sales to a material handling sheet customer.

•	The reported operating loss of $73.1 million in the fourth quarter of 2010 included special items (consisting of goodwill, other intangible and fixed asset impairments, CEO separation costs and restructuring and exit costs) totaling $73.3 million of which $70.7 million represented non-cash items.

•	Operating earnings excluding special items was $0.1 million compared to $11.8 million in the prior year fourth quarter. This decrease in earnings primarily reflects inefficiencies due to disruptions from our plant consolidation efforts and equipment line moves, margin compression from increased competition and the reinstatement of temporary compensation reductions which were in effect in 2009.

•	Reported diluted (loss) earnings per share from continuing operations was $(1.78) in the fourth quarter of 2010 compared to $0.07 in the prior year fourth quarter. Excluding special items, diluted earnings per share from continuing operations was $0.01 compared to $0.15 in the prior year fourth quarter.

•	Cash flows from operations were $4.2 million for the fourth quarter and the Company ended 2010 with $172.5 million of debt.
Fiscal Year 2010 Results
•	Net sales were $1,022.9 million, up 10% from the prior year, reflecting a 5% increase in volume and the pass through of higher raw materials costs. Volume increases occurred across most of our end markets.

•	The reported operating loss of $61.1 million in 2010 included special items totaling $78.5 million. Operating earnings excluding special items was $17.3 million in 2010 compared to $34.0 million in the prior year. This decrease in earnings was primarily caused by the impact of inefficiencies due to disruptions from our plant consolidation efforts, equipment line moves and organizational changes, the impact of increases in material costs in the first half of 2010 which were not passed through as selling price increases on a timely basis, margin compression from increased competition and the reinstatement of temporary compensation reductions which were in effect in 2009.

SPARTECH CORPORATION
FOURTH QUARTER 2010 EARNINGS

•	Reported diluted earnings per share from continuing operations excluding special items was $0.16 in 2010 compared to $0.29 in the prior year.

•	During 2010, the Company entered into a new four-year credit facility that increased total revolver borrowing capacity to $150.0 million and enabled the Company to pay down higher rate debt.
Note: Please see reconciliation tables and the narrative below for adjustments to GAAP and discussion of items affecting results.
Highlights
•	Returned the management responsibility of operations to the business unit leaders. This change creates direct accountability for plant operations to the commercial team, ensuring improved responsiveness and better alignment with our customers’ needs.

•	Implemented specific material formulation, purchasing and production utilization initiatives to address critical operational inefficiencies at two of our major facilities, with results expected in the second half of fiscal 2011.

•	Completed the expansion of our Wichita, Kansas sheet facility and consolidation of our Arlington, Texas facility into this site.

•	Announced the reopening of our Lockport, New York facility in our first quarter of 2011 to serve a major customer in our compounds business. We have re-hired the same operations team which provided award-winning quality to this customer in prior years.

•	Refocused management’s priorities towards customer satisfaction, with on-time delivery of high quality products.

•	Made solid progress on our new product development efforts including a new consumer package for a major brand owner and reinforced polypropylene compounds, both of which are expected to launch by the second half of fiscal 2011. We also continue to experience growth in our targeted specialty sheet product lines and enhanced pre-colored compounds.
Consolidated Results
Net sales were $259.6 million in the fourth quarter of 2010 up 7% from the prior year fourth quarter. The net sales increase reflects a slight volume increase from the prior year fourth quarter and changes in price/mix resulting from increases in selling prices to pass through increases in resin costs. The slight increase in volume reflected modest demand recovery which we saw in sales of compounds and sheet to the automotive sector, sales of food and consumer packaging products, product sold to the sign and advertising market, sales of sheet used in refrigerators into the appliance market and sales of compounds to the commercial construction and agricultural products sectors. These sales volume increases were offset by a significant decline in sales of sheet into the materials handling end market from a prolonged slowdown in orders from one sheet customer.
Gross margin per pound sold decreased from 14.0 cents in the fourth quarter of 2009 to 10.0 cents in the fourth quarter of 2010 reflecting the impact of inefficiencies caused by our plant consolidation efforts and equipment line moves which included higher labor, product returns, freight and workers compensation expenses, use of higher priced materials, margin compression from increased competition and the reinstatement of temporary compensation reductions which were in effect in 2009.
Selling, general and administrative expenses were $23.3 million in the fourth quarter of 2010 compared to $19.1 million in the fourth quarter of 2009. The $4.2 million increase reflects a net expense of $1.4 million (severance net of equity

SPARTECH CORPORATION
FOURTH QUARTER 2010 EARNINGS

expense recapture) associated with the Company entering into a separation agreement with its former President and Chief Executive Officer in the fourth quarter of 2010, higher professional fees and other expenses associated with accelerating progress on resolving contingencies and the reinstatement of temporary compensation reductions which were in effect in 2009.
Interest expense, net of interest income was $2.5 million in the fourth quarter of 2010 compared to $3.7 million in the same period of the prior year. The decrease was due to the $42.2 million pay down in debt during the last 12 months.
The Company’s fourth quarter of 2010 effective tax rate reflects the non-deductibility of a portion of the goodwill impairment charge and $1.6 million of benefit associated with resolving tax uncertainties.
Special items in the fourth quarter of 2010 totaled $73.3 million which compared to $2.5 million in the fourth quarter of 2009. The $73.3 million in the fourth quarter of 2010 included $1.4 million from the separation of the Company’s former President and Chief Executive Officer, $56.1 million of goodwill impairments, $13.6 million of other intangible and fixed asset impairments and $2.1 million of restructuring and exit costs.
Net (loss) earnings from continuing operations for the fourth quarter of 2010 was $(55.1) million compared to $2.2 million in the prior year fourth quarter. Reported diluted (loss) earnings per share from continuing operations was $(1.78) in the fourth quarter of 2010 compared to $0.07 in the fourth quarter of the prior year. Diluted earnings per share from continuing operations excluding special items (goodwill, other intangible and fixed asset impairments, restructuring and exit costs and CEO separation costs) were $0.01 compared to $0.15 in the prior year fourth quarter.
Cash flows from operations in the fourth quarter of 2010 of $4.2 million were used along with credit facility borrowings to fund $8.4 million of capital investments. In 2010, the Company paid down $42.2 million of debt and ended the year with $172.5 million of debt.
Spartech’s President and Chief Executive Officer, Vicki Holt stated, “Our fourth quarter and 2010 results reflect operational disruptions from the asset consolidations that have occurred at the Company. Although I strongly believe the changes we have made to our manufacturing footprint will provide a more cost efficient infrastructure and position the Company for long-term earnings growth, we have made mistakes in implementation that are being corrected and which have slowed our recovery. Our key operational priority is to strengthen our plants with a keen focus on product quality while at the same time managing our costs.”
Holt added “We had previously put in place an organization which separated our operations from the commercial business leadership. Although this functional structure initially facilitated our asset consolidations, it disconnected our operations from the needs of our customers. I have corrected this by directing responsibility and accountability for operations to the business unit leaders. From the internal focus of the last eighteen months, we are turning our attention and focus to our customers as we re-establish their confidence in Spartech as the highest quality and leading supplier of a broad base of plastic materials.”
Additionally, Holt stated “I have high confidence in the growth potential of Spartech’s business model but it will take a few quarters for the changes that we are implementing to deliver financial results. I am confident that our growth programs coupled with a continued U.S. based economic recovery and our more efficient cost structure will lead to significantly improved returns for our shareholders over the long-run.”
Segment Results
The results of our three operating segments are discussed below. A table is presented at the end of this release to reconcile amounts excluding special items to comparable GAAP measures.
Custom Sheet & Rollstock — Net sales of $139.1 million in the fourth quarter of 2010 were down slightly versus the same period of the prior year, representing a 7% decrease in volume offset by a 7% increase in price/mix changes. The

SPARTECH CORPORATION
FOURTH QUARTER 2010 EARNINGS

decrease in volume reflected a significant decline in sales of sheet into the materials handling end market from a prolonged slowdown in orders from one of our largest customers. This decline was partially offset by increases volume sold to the transportation, sign & advertising, appliances & electronics and agricultural markets. Operating earnings excluding special items was $4.5 million in the fourth quarter of 2010 compared to $11.3 million in the same period of the prior year. The decrease in operating earnings reflects the lower sales volume to the one customer and inefficiencies caused by our plant consolidation efforts and equipment line moves which included higher labor, product return and workers compensation expenses, margin compression from increased competition and the reinstatement of temporary compensation reductions which were in effect in 2009.
Packaging Technologies — Net sales of $57.4 million in the fourth quarter of 2010 increased 13%, reflecting a 5% increase in volume and a 8% increase from price/mix changes compared to the prior year fourth quarter. Underlying volume increases occurred in the food packaging and graphic arts sectors. Operating earnings excluding special items was $5.1 million in the fourth quarter of 2010 compared to $6.6 million in the same period of the prior year. The decrease in operating earnings was mainly due to a higher mix of lower margin business, margin compression from increased competition and increases in operating costs during the quarter.
Color & Specialty Compounds — Net sales of $63.1 million in the fourth quarter of 2010 increased 21% versus the prior year fourth quarter reflecting a 7% increase in volume, a 12% increase from price/mix changes and a 2% increase from previously eliminated sales to a divested business. The increase in underlying volume for the fourth quarter occurred in our building & construction, transportation, agricultural and packaging end markets. Operating (loss) earnings excluding special items was $(0.1) million in the fourth quarter of 2010 compared to $3.1 million in the same period of the prior year. The decrease in operating earnings reflects the impact of inefficiencies caused by our plant consolidation efforts and equipment line moves which included higher labor, use of higher-priced materials, increases in product returns, freight and workers compensation expenses, reinstatement of temporary compensation reductions which were in effect in 2009, and higher selling, general and administrative expenses associated with an increases in professional fees and other expenses.
Outlook
Although we experienced modest increases in sales volumes in most of our end markets in 2010, we expect the overall market recovery to continue at a slow pace. The Company’s results were adversely impacted by disruptions caused by its significant internal changes in 2010 and we are focused on strengthening our operations in 2011. In addition, we expect to continue to manage through a volatile raw material pricing environment. We believe we have emerged from 2010 as a stronger company with a management team and lower fixed cost structure that is better positioned to generate profitable growth and improved shareholder returns in the future.
Special Items
During the fourth quarter of 2010, the Company completed its annual goodwill impairment test. Due to differences between the Company’s fair value and book value of our Packaging Technologies and Color & Specialty Compounds segments we concluded that the carrying amount of goodwill was impaired. Accordingly, we recorded $56.1 million in goodwill impairment charges during the fourth quarter of 2010.
Due to changes in customer relationships, underperformance of historical acquisitions and decisions to dispose of certain fixed assets we recorded $13.6 million of other intangible and fixed asset impairments in the fourth quarter of 2010 which compared to $1.8 million of fixed asset impairments in the fourth quarter of 2009.
Restructuring and exit costs totaled $2.1 million during the fourth quarter of 2010 compared to $0.7 million in the same period of the prior year. Restructuring and exit costs are comprised of employee severance, facility consolidation and shut-down costs and fixed asset impairments.

SPARTECH CORPORATION
FOURTH QUARTER 2010 EARNINGS

During the fourth quarter of 2010, the Company entered into a separation agreement with its former President and Chief Executive Officer resulting in a net expense of $1.4 million which is included in selling, general and administrative expenses.
Discontinued operations include our former Marine business, sheet business in Donchery, France, and toll compounding business in Arlington, Texas which were all shutdown in the prior year and the Wheels and Profiles businesses that were divested in 2009.
Spartech will hold a conference call with investors and financial analysts at 11:00 a.m. EST on Tuesday, December 14, 2010, to discuss Spartech’s fourth quarter 2010 financial results. Prior to this call, the Company will provide supplemental slides on its website at www.spartech.com (under Presentations in the Investor Relations menu). Investors can listen to the call live via a webcast by logging onto www.spartech.com, or via phone by dialing 800-642-9809 and providing the Conference ID #: 30024371. International callers may dial 706-679-7637.
Spartech Corporation is a leading producer of plastic products including polymeric compounds, concentrates, custom extruded sheet and rollstock products and packaging technologies for a wide spectrum of customers. The Company’s three business segments, which operate facilities in the United States, Mexico, Canada, and France, annually process approximately one billion pounds of plastic resins, specialty plastic alloys, and color and specialty compounds.

SPARTECH CORPORATION
FOURTH QUARTER 2010 EARNINGS

Safe Harbor for Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors which could cause actual results to differ from our forward-looking statements:
(a)	adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products of the types we produce;

(b)	our ability to compete effectively on product performance, quality, price, availability, product development, and customer service;

(c)	adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical;

(d)	volatility of prices and availability of supply of energy and raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future effects of natural disasters;

(e)	our inability to manage or pass through to customers an adequate level of increases in the costs of materials, freight, utilities, or other conversion costs;

(f)	our inability to achieve and sustain the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our improvement initiatives;

(g)	our inability to collect all or a portion of our receivables with large customers or a number of customers;

(h)	loss of business with a limited number of customers that represent a significant percentage of the Company’s revenues;

(i)	restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements of those instruments, and inability to access capital markets;

(j)	possible asset impairment charges;

(k)	our inability to predict accurately the costs to be incurred, time taken to complete, operating disruptions therefrom, potential loss of business or savings to be achieved in connection with announced production plant consolidations and line moves;

(l)	adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations;

(m)	our inability to develop and launch new products successfully; and

(n)	possible weaknesses in internal controls.
We assume no responsibility to update our forward-looking statements.

SPARTECH CORPORATION
FOURTH QUARTER 2010 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009

Net sales	$259,574	$242,558	$1,022,896	$926,777

Costs and expenses
Cost of sales	236,667	210,622	914,293	810,469
Selling, general and administrative expenses	23,258	19,087	88,852	77,868
Amortization of intangibles	885	1,052	3,774	4,479
Goodwill impairments	56,149	—	56,149	—
Other intangible and fixed asset impairments	13,621	1,846	13,674	2,592
Restructuring and exit costs	2,121	683	7,290	5,234

Total costs and expenses	332,701	233,290	1,084,032	900,642

Operating (loss) earnings	(73,127)	9,268	(61,136)	26,135

Interest, net of interest income	2,459	3,651	12,025	15,379
Debt extinguishment costs	—	—	729	—

(Loss) earnings from continuing operations before income taxes	(75,586)	5,617	(73,890)	10,756

Income tax (benefit) expense	(20,492)	3,428	(24,247)	7,451

Net (loss) earnings from continuing operations	(55,094)	2,189	(49,643)	3,305

Net (loss) earnings from discontinued operations, net of tax	(609)	5,997	(732)	5,046

Net (loss) earnings	$(55,703)	$8,186	$(50,375)	$8,351

Basic earnings (loss) per share:
Earnings (loss) from continuing operations	$(1.78)	$0.07	$(1.60)	$0.11
Earnings (loss) from discontinued operations, net of tax	(0.02)	0.20	(0.03)	0.16

Net earnings (loss) per share	$(1.80)	$0.27	$(1.63)	$0.27

Diluted earnings (loss) per share:
Earnings (loss) from continuing operations	$(1.78)	$0.07	$(1.60)	$0.11
Earnings (loss) from discontinued operations, net of tax	(0.02)	0.19	(0.03)	0.16

Net earnings (loss) per share	$(1.80)	$0.26	$(1.63)	$0.27

SPARTECH CORPORATION
FOURTH QUARTER 2010 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited and dollars in thousands, except share data)

	October 30,	October 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$4,900	$26,925
Trade receivables, net of allowances of $3,405 and $2,470, respectively	134,902	130,355
Inventories, net of inventory reserves of $6,539 and $5,430, respectively	79,691	62,941
Prepaid expenses and other current assets, net	35,789	33,299
Assets held for sale	3,256	2,907

Total current assets	258,538	256,427

Property, plant, and equipment, net	211,844	229,003
Goodwill	87,921	144,345
Other intangible assets, net	14,559	28,404
Other long-term assets	4,279	3,892

Total assets	$577,141	$662,071

Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt	$880	$36,079
Accounts payable	129,037	103,484
Accrued liabilities	34,112	39,505

Total current liabilities	164,029	179,068

Long-term debt, less current maturities	171,592	180,355

Other long-term liabilities:
Deferred taxes	42,648	58,736
Other long-term liabilities	5,866	7,033

Total liabilities	384,135	425,192

Shareholders’ equity
Preferred stock (authorized: 4,000,000 shares, par value $1.00)	—	—
Issued: None
Common stock (authorized: 55,000,000 shares, par value $0.75)	24,849	24,849
Issued: 33,131,846 shares; Outstanding: 30,884,406 and 30,719,277 shares, respectively
Contributed capital	204,966	204,183
Retained earnings	10,035	60,411
Treasury stock, at cost, 2,247,440 and 2,412,569 shares, respectively	(52,730)	(54,860)
Accumulated other comprehensive income	5,886	2,296

Total shareholders’ equity	193,006	236,879

Total liabilities and shareholders’ equity	$577,141	$662,071

SPARTECH CORPORATION
FOURTH QUARTER 2010 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited and dollars in thousands)

	2010	2009

Cash flows from operating activities
Net earnings	$(50,375)	$8,351
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	36,632	44,030
Stock-based compensation expense	3,106	3,070
Goodwill impairment	56,424	—
Other intangible and fixed asset impairments	13,674	2,592
Restructuring and exit costs	2,849	2,114
Gain on disposition of assets, net	(1,116)	(6,242)
Provision for bad debt expense	8,111	4,321
Deferred taxes	(22,067)	2,523
Change in current assets and liabilities
Trade receivables	(12,175)	36,254
Inventories	(16,467)	29,343
Prepaid expenses and other current assets	2,868	(9,635)
Accounts payable	24,283	(47,519)
Accrued liabilities	(5,837)	(4,736)
Other, net	(580)	798

Net cash provided by operating activities	39,330	65,264

Cash flows from investing activities
Capital expenditures	(21,432)	(8,098)
Proceeds from the disposition of assets	3,560	32,677

Net cash (used) provided by investing activities	(17,872)	24,579

Cash flows from financing activities
Bank credit facility borrowings (payments), net	45,900	(41,600)
Payments on notes and bank term loan	(87,582)	(18,936)
Payments on bonds and leases	(515)	(1,183)
Debt issuance costs	(1,174)	(215)
Cash dividends on common stock	—	(3,057)
Stock-based compensation exercised	(194)	(15)

Net cash used by financing activities	(43,565)	(65,006)

Effect of exchange rate changes on cash and cash equivalents	82	(30)

(Decrease) increase in cash and cash equivalents	(22,025)	24,807

Cash and cash equivalents at beginning of year	26,925	2,118

Cash and cash equivalents at end of year	$4,900	$26,925

SPARTECH CORPORATION
FOURTH QUARTER 2010 EARNINGS

SPARTECH CORPORATION AND SUBSIDIARIES
(Unaudited and dollars in thousands, except share data)
Within this press release we have included net earnings per dilutive share and operating earnings excluding special items which are non-GAAP measurements. Special items include CEO separation costs, goodwill, fixed asset and other intangible asset impairments, restructuring and exit costs, non-cash unamortized debt extinguishment costs and a tax benefit on restructuring of foreign operations. We have also excluded the operations of our discontinued wheels, profiles, marine, Donchery sheet and Arlington, Texas compounding operations throughout this press release and in the presentation below.
We use these measurements to assess our ongoing operating results without the effect of these adjustments and compare such results to our historical and planned operating results. We believe these measurements are useful to help investors to compare our results to previous periods and provide an indication of underlying trends in the business. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The following reconciles GAAP to non-GAAP measures:

	Three Months Ended		Fiscal Year Ended
	October, 30	October 31,	October 30,	October 31,
	2010	2009	2010	2009

Operating (loss) earnings (GAAP)	$(73,127)	$9,268	$(61,136)	$26,135

CEO separation costs	1,369	—	1,369	—
Goodwill impairment	56,149	—	56,149	—
Other intangible and fixed asset impairments	13,621	1,846	13,674	2,592
Restructuring and exit costs	2,121	683	7,290	5,234

Operating earnings excluding special items (Non-GAAP)	$133	$11,797	$17,346	$33,961

Net (loss) earnings from continuing operations (GAAP)	$(55,094)	$2,189	$(49,643)	$3,305

CEO separation costs, net of tax	833	—	833	—
Goodwill impairment, net of tax	45,033	—	45,033	—
Other intangible and fixed asset impairments, net of tax	8,287	1,964	8,319	2,420
Restructuring and exit costs, net of tax	1,256	424	4,454	3,248
Debt extinguishment costs, net of tax	—	—	456	—
Tax benefit on restructuring of foreign operations	—	—	(4,401)	—

Net earnings from continuing operations excluding special items (Non-GAAP)	$315	$4,577	$5,051	$8,973

Net (loss) earnings from continuing operations per diluted share (GAAP)	$(1.78)	$0.07	$(1.60)	$0.11

CEO separation costs, net of tax	0.03	—	0.03	—
Goodwill impairment, net of tax	1.46	—	1.46	—
Other intangible and fixed asset impairments, net of tax	0.27	0.07	0.27	0.08
Restructuring and exit costs, net of tax	0.03	0.01	0.13	0.10
Debt extinguishment costs, net of tax	—	—	0.01	—
Tax benefit on restructuring of foreign operations	—	—	(0.14)	—

Net earnings from continuing operations per diluted share excluding special items (Non-GAAP)	$0.01	$0.15	$0.16	$0.29

SPARTECH CORPORATION
FOURTH QUARTER 2010 EARNINGS

	Three Months Ended October 30, 2010			Three Months Ended October 31, 2009
			Operating (Loss)			Operating (Loss)
			Earnings			Earnings
			Excluding Special	Operating (Loss)		Excluding Special
	Operating (Loss)	Special	Items	Earnings	Special	Items
Segment	Earnings (GAAP)	Items	(Non-GAAP)	(GAAP)	Items	(Non-GAAP)
Custom Sheet and Rollstock	$2,621	$1,892	$4,513	$10,907	$436	$11,343
Packaging Technologies	(49,065)	54,202	5,137	6,552	35	6,587
Color & Specialty Compounds	(15,908)	15,790	(118)	1,030	2,058	3,088
Corporate	(10,775)	1,376	(9,399)	(9,221)	—	(9,221)

Total	$(73,127)	$73,260	$133	$9,268	$2,529	$11,797

	Year Ended October 30, 2010			Year Ended October 31, 2009
			Operating (Loss)			Operating (Loss)
			Earnings			Earnings
	Operating (Loss)		Excluding	Operating (Loss)		Excluding
	Earnings	Special	Special Items	Earnings	Special	Special Items
Segment	(GAAP)	Items	(Non-GAAP)	(GAAP)	Items	(Non-GAAP)
Custom Sheet and Rollstock	$21,034	$3,295	$24,329	$27,256	$3,309	$30,565
Packaging Technologies	(30,916)	53,483	22,567	30,556	1,207	31,763
Color & Specialty Compounds	(14,301)	20,244	5,943	5,132	3,004	8,136
Corporate	(36,953)	1,460	(35,493)	(36,809)	306	(36,503)

Total	$(61,136)	$78,482	$17,346	$26,135	$7,826	$33,961